Exhibit 99.1
Investor Relations:
Erica Abrams or Vanessa Lehr
The Blueshirt Group
(415) 217-7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com
Oplink Reports Financial Results for First Quarter Fiscal 2006
Revenues Increase 20 Percent Over Prior Quarter
Fremont, Calif., October 27, 2005 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic foundry and provider of optical networking components, today reported financial results for the first quarter of fiscal 2006 ended October 2, 2005.
For the first quarter of fiscal 2006, Oplink reported revenues of $10.7 million, which is an increase of 20% over the first quarter of fiscal 2005 and the fourth quarter of fiscal 2005. Net income, prior to any stock option expense as required by Statement of Financial Accounting Standards (SFAS) No. 123 (R), was $157,000, or $0.00 per share, as compared to a net loss of $874,000 or ($0.01) per share reported in the first quarter of fiscal 2005 and net income of $868,000, or $0.01 per share, reported in the fourth quarter of fiscal 2005. Fourth quarter of fiscal 2005 results included a non-recurring benefit of $1.3 million primarily related to the resolution of vendor liabilities.
Including the stock option expense for the first quarter of fiscal 2006, Oplink reported a net loss of $440,000 or $0.00 per share.
Oplink generated $1.8 million in cash from operating activities in the first quarter of fiscal 2006 and closed the quarter with $187.6 million in cash, cash equivalents and short and long-term investments, an increase from the balance at the close of the fourth quarter of fiscal 2005 of $186.1 million.
“Growth in the quarter came as the result of increasing interest in our components and subsystems from a widening range of customers,” commented Joe Liu, president and CEO of Oplink. “We continue to have success winning market share from other vendors, as a result of our aggressive pricing, broad and growing product offerings and capabilities, and low-cost, efficient manufacturing facilities.
“We remain committed to expanding our product offerings and will continue to seek additional technologies to broaden our market opportunity with customers. We are optimistic about our future as telecommunication spending begins to increase modestly and believe we are well positioned.”
Oplink currently expects revenue growth of approximately 10% in the second quarter of fiscal 2006 over the first quarter of fiscal 2006 and a slight improvement in net income.

The Company presents each of the fiscal quarters and fiscal year end as if it ended on the last day of each calendar quarter or twelve-month period, respectively. The Company operates and reports using interim fiscal quarters and twelve-month periods, which end on the Sunday closest to the end of each calendar quarter and twelve-month period. October 2, 2005 and October 3, 2004 represent the Sunday closest to the period ending September 30, 2005 and September 30, 2004, respectively.
Conference Call Information
The company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on October 27, 2005. To access the conference call, dial 800-257-6566 US or Canada -and 303-262-2005 for international callers. The webcast will be available live on the Investor Relations section of the company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on October 27, 2005 until 11:59 p.m. Pacific Time on October 29, 2005, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11041488.
About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.
This news release contains forward-looking statements, including without limitation statements regarding opportunities for continuing growth, anticipated broadening of Oplink’s product line, Oplink’s ability to win market share and the guidance given for anticipated revenue and earnings per share for the second quarter of fiscal 2006, that involve risks and uncertainties, which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, Oplink’s reliance upon third parties to supply its raw materials and equipment, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, risks associated with the protection of Oplink’s, and possible infringement of others’, intellectual property, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	June 30,
	2005	2005
	(Unaudited)	(1)

ASSETS
Current assets:
Cash and cash equivalents	$32,897	$29,710
Short-term investments	101,020	95,696
Accounts receivable, net	7,475	7,127
Inventories	7,644	6,999
Prepaid expenses and other current assets	2,422	2,430

Total current assets	151,458	141,962

Long-term investments	53,685	60,727
Property, plant and equipment, net	24,420	25,297
Other assets	255	260

Total assets	$229,818	$228,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,495	$3,658
Accrued liabilities and other current liabilities	5,614	6,044

Total current liabilities	10,109	9,702

Stockholders’ equity	219,709	218,544

Total liabilities and stockholders’ equity	$229,818	$228,246

(1)	The June 30, 2005 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,
	2005	2004

Revenues	$10,683	$8,908
Cost of revenues:
Cost of revenues	8,058	5,953
Stock compensation expense	55	27

Total cost of revenues	8,113	5,980

Gross profit	2,570	2,928

Operating expenses:
Research and development	1,488	1,905
Sales and marketing	885	833
General and administrative	1,636	1,751
Stock compensation expense	542	52
Amortization of intangible and other assets	—	46

Total operating expenses	4,551	4,587

Loss from operations	(1,981)	(1,659)
Interest and other income, net	1,560	801
Loss on sale of assets	(19)	(16)

Net loss	$(440)	$(874)

Basic and diluted net loss per share	$(0.00)	$(0.01)

Basic and diluted weighted average shares outstanding	148,923	147,512

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2005	2004

Cash flows from operating activities:
Net loss	$(440)	$(874)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,937	1,980
Stock compensation expense	597	79
Other	73	315
Change in assets and liabilities	(382)	(1,209)

Net cash provided by operating activities	1,785	291

Cash flows from investing activities:
Net maturities (purchases) of investments	1,634	(33,788)
Net purchases of property and equipment	(467)	(4,850)

Net cash provided by (used in) investing activities	1,167	(38,638)

Cash flows from financing activities:
Proceeds from issuance of common stock	199	84
Repayment of note receivable from stockholders	—	12
Repayment of capital lease obligations	—	(81)

Net cash provided by financing activities	199	15

Effect of exchange rate changes on cash	36	—

Net increase (decrease) in cash and cash equivalents	3,187	(38,332)

Cash and cash equivalents, beginning of period	29,710	56,690

Cash and cash equivalents, end of period	$32,897	$18,358